As Filed with the Securities and Exchange Commission January , 2004
                                                         Registration No.:

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              STRONG TECHNICAL INC.
                 (Name of Small Business Issuer in its Charter)


         Delaware                       7363                54-2100419
-------------------------------  ------------------   --------------------------
(State or other jurisdiction of  Primary Industrial     (I.R.S. Employer
 incorporation or organization)   Class Code No.       Identification No.)

                                303 Church Street
                         Rock Hill, South Carolina 29730
                                  803-230-8487
          (Address and telephone number of principal executive offices)

                                Richard Armstrong
                            c/o Strong Technical Inc.
                                303 Church Street
                         Rock Hill, South Carolina 29730
                                  803-230-8487
            (Name, address and telephone number of agent for service)

                                 WITH A COPY TO

                               Gary B. Wolff, P.C.
                          805 Third Avenue, 21st Floor
                            New York, New York 10022
                                  212-644-6446

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE

                                                     Proposed Maximum
  Title of Each Class Of                              Offering Price           Proposed Maximum           Amount of
     Securities To Be            Amount To Be           Per Unit 1            Aggregate Offering        Registration
        Registered                Registered                                       Price 1                   Fee
---------------------------    ------------------    ------------------    -------------------------    --------------
Common stock, $ .001           3,065,650 shares           $ .001                    $3,065                  $1.00
Par value per shares



1 Estimated solely for the purpose of computing the amount of the registration fee and based upon the amount of consideration received by the issuer pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Subject to completion January     , 2004


The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                3,065,650 SHARES

                              STRONG TECHNICAL INC.

                                  COMMON STOCK


This is a resale prospectus for the resale of up to 3,065,650 shares of our common stock by the selling stockholders listed herein. We will not receive any proceeds from the sale of the shares.

Our common stock is not traded on any market and although we intend to initiate steps to include our common stock for listing on the Over the Counter Bulletin Board maintained by NASD ("OTCBB"), we may not be successful in such efforts and our stock may never trade in any market.

The selling stockholders may offer the shares through public or private transactions, on or off any market that may develop, at prevailing market prices, if any, or at privately negotiated prices. See "Plan of Distribution."

Investing in our common stock involves very high risks. See "High Risk Factors".

Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

The date of this prospectus is January ___, 2004.

                               PROSPECTUS SUMMARY

About Strong Technical Inc.

Strong Technical Inc. was incorporated in the State of Delaware on February 4, 2003 and has not yet commenced significant operations. We may refer to ourselves in this document as "the Company,", "Strong", "we," or "us." We intend to engage in the business of providing personnel to industry as a supplier of outsourcing service personnel. Our outsourcing activities will focus on supplying skilled workers and engineering professionals primarily to business and industry on a temporary basis. We will concentrate our efforts in the petro-chemical, pharmaceutical and nuclear power industries. Our principal executive offices are located at 303 Church Street, Rock Hill, South Carolina 29730 and our telephone number at that address is (803) 230-8487.

The Offering

The shares being offered for resale under this prospectus consist entirely of outstanding shares of our common stock held by the selling stockholders identified herein.

Shares of common stock offered by us:   None

Shares of common stock which may be sold by the selling stockholders:  3,065,650

Use of proceeds: We will not receive any proceeds from the resale of shares offered by the selling stockholders hereby, all of which proceeds will be paid to the selling stockholders.

Risk factors: The purchase of our common stock involves a high degree of risk. You should carefully review and consider "High Risk Factors".

Trading Market:   None

Note Regarding Forward-Looking Statements.

Certain matters discussed in this prospectus are "forward-looking statements." These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," "estimate" or words of similar meaning. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this registration statement. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this prospectus and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                                HIGH RISK FACTORS

You should be aware that there are various risks to an investment in our common stock, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

If any of the following risks, or other risks not presently known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected. If that happens, the market price of our common stock, if any, could decline, and you may lose all or part of your investment.

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

Strong is a development stage company with no relevant operating history and anticipated losses.

Strong was incorporated in the state of Delaware on February 4, 2003 and has not initiated its principal business operations. We have no revenues and virtually no assets. A substantial portion of our activities has involved developing a business plan. Therefore, we have insufficient operating history upon which an evaluation of our future performance and prospects can be made. Our future prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage development companies operating in new and competitive markets. These risks include:

        o competition from entities that are much more established and have greater financial and technical resources than do we;

        o need  to develop infrastructure;

        o ability to access and obtain capital when required; and

        o dependence upon key personnel.

We cannot be certain that our business strategy will be successful or that we will ever be able to commence revenue generating activities. Furthermore, we believe that it is probable that we will incur operating losses and negative cash flow for the foreseeable future.

We have no financial resources, and our auditors' report states that there is substantial doubt about our ability to continue as a going concern.

Strong has virtually no financial resources and an operating loss accumulated during the development stage of $25,732 as of December 31, 2003. Our auditors state in their opinion on our financial statements that this lack of resources causes substantial doubt about our ability to continue as a going concern. No assurances can be given that we will generate sufficient revenue or obtain necessary financing to continue as a going concern.

We will need financing which may not be available.

We have not established a source of equity or debt financing. We will require financing to establish our consulting services business and implement our strategic plan. There can be no assurance that financing will be available or found. If we are unable to obtain financing, we may not be able to commence revenue producing activities on a commercially viable basis.

If we are unable to obtain financing or if the financing we do obtain is insufficient to cover any operating losses we may incur, we may substantially curtail or terminate our operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

Shareholders' interests may be diluted significantly through our efforts to obtain financing and satisfy obligations.

We have no committed source of financing. Wherever possible, we will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of shares of our stock. In addition, if a trading market develops for our common stock, we will attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders, and that dilution may be material.

Our Board of Directors is authorized to issue substantial additional shares of stock, which would dilute the ownership of purchasers of common stock.

We are authorized to issue up to One Hundred Million (100,000,000) shares of common stock, par value $.001 per share. Our Board of Directors also has authority, without action or vote of the shareholders, to issue all or part of the authorized but un-issued shares. Any such issuance will dilute the percentage ownership of shareholders and may further dilute the book value of the common stock. Such issuances may also serve to enhance existing management's ability to maintain control of the company.

We have the authority to issue preferred stock with terms that may not be beneficial to common stock holders.

Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $ .001 per share.

The specific terms of the preferred stock have not been determined, including:

        o        designations;

        o        preferences;

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

        o        conversions rights;

        o        cumulative, relative;

        o        participating; and

        o        optional or other rights, including:

        o        voting rights;

        o        qualifications;

        o        limitations; or

        o        restrictions of the preferred stock

The Board of Directors is entitled to authorize the issuance of up to 10,000,000 shares of preferred stock in one or more series with such limitations and restrictions as may be determined in its sole discretion, with no further authorization by security holders required for the issuance thereof.

The issuance of preferred stock could adversely affect the voting power and other rights of the holders of common stock. Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of our Company or make removal of management more difficult. As a result, the Board of Directors' ability to issue preferred stock may discourage the potential hostility of an acquirer, possibly resulting in beneficial negotiations. Negotiating with an unfriendly acquirer may result in, amongst other things, terms more favorable to our Company and our stockholders. Conversely, the issuance of preferred stock may adversely affect any market price of, and the voting and other rights of the holders of the common stock. Our Company presently has no plans to issue any preferred stock.

We will be heavily dependent on the services of Richard Armstrong our founder and President.

Our business strategy is completely dependent upon the knowledge and business contacts of Richard Armstrong, our president. If we were to lose the services of Richard Armstrong, it is unlikely that we would be able to implement our business plan even if some financing is obtained.

We will need to engage and retain qualified employees and consultants to implement our strategy.

Richard Armstrong is currently devoting approximately 20 % of his time to Strong. He will devote additional percentages of his time if we obtain financing or receive sufficient levels of client engagements that require his time. Strong will have to locate, engage and retain qualified and experienced professionals to undertake its plan. If it is unable to attract experienced industry professionals, it is unlikely that it will be able to generate a material amount of revenue. No assurances can be given that it will be able to locate, engage or retain qualified industry professionals.

The trading price of our common stock is likely to be subject to significant fluctuations if trading develops at all.

There can be no assurance as to the prices at which our common stock will trade, if any trading market develops at all. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which such stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including:

        o        the depth and liquidity of the market for our common stock;

        o developments affecting our business generally and the impact of those factors referred to below in particular;

        o        investor perception of Strong; and

        o        general economic and market conditions.


No assurance can be given that an orderly trading market or any trading market will ever develop for our stock.

Our common stock has no prior trading market or liquidity, and there can be no assurances that any trading market will develop.

Prior to the date of this document, there has not been any established trading market for our common stock. If we reach a point where we have a sufficient number of shareholders, of which there can be no assurances, application will be made to quote the shares of our common stock on the OTCBB or a similar quotation service, although no assurances can be given as to the timing of that application or the likelihood of it being accepted. If the application is accepted, we cannot predict the extent to which investor interest in the Company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Also, the stock market in general has experienced extreme price and volume volatility that has affected the market prices of securities of many companies. At times, this volatility has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

We may face damage to our professional reputation or legal liability if our future clients are not satisfied with our services.

As a professional services firm, we will depend to a large extent on our future relationships with our clients and our goal and intent is to establish a reputation for high-caliber professional services and integrity to attract and retain clients. As a result, if a client is not satisfied with our services it may be more damaging in our business than in other businesses. Moreover, if we fail to meet our contractual obligations, we could be subject to legal liability or loss of client relationships. Our contracts will typically include provisions to limit our exposure to legal claims relating to our services and the applications we develop, but these provisions may not protect us or may not be enforceable in all cases. Additionally, no assurances can be given that we will obtain and retain clients in the foreseeable future.

Our future engagements with clients may not be profitable.

When making proposals for engagements, we plan to estimate the costs and timing for completing the projects. These estimates will reflect our best judgment regarding the efficiencies of our methodologies and professionals as we plan to deploy them on projects. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable, which would have an adverse effect on our profit margin.

In addition, as consultants, a client will typically retain us on an engagement-by-engagement basis, rather than under long-term contracts, and a substantial majority of our contracts and engagements may be terminated by the client with short notice and without significant penalty. Furthermore, because large client projects involve multiple engagements or stages, there is a risk that a client may choose not to retain us for additional stages of a project or that a client will cancel or delay additional planned engagements. These terminations, cancellations or delays could result from factors unrelated to our work product or the progress of the project, but could be related to business or financial conditions of the client or the economy generally. When contracts are terminated, we lose the associated revenues and we may not be able to eliminate associated costs in a timely manner.

The engineering services markets in which we will operate include established participants and is highly competitive. Our primary potential competitors, if we are successful in bidding for potential client engagements, will include consulting and engineering services firms. There are no assurances that we will be able to compete in this marketplace in the foreseeable future if at all.

Our Common Stock may Never be Quoted or Traded

Prior to the date of this prospectus, there has not been any established trading market for our common stock. We will seek to have a market maker file an application with the NASD on our behalf to list the shares of our common stock on the NASD OTC Bulletin Board ("OTCBB") or similar quotation service when we have a sufficient number of shareholders, if ever. There can be no assurance as to whether such market makers application will be accepted or, if accepted, the prices at which our common stock will trade if a trading market develops, of which there can be no assurance. We are not permitted to file such application on our own behalf. Until our common stock is fully distributed and an orderly market develops, (if ever) in our common stock, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of Strong and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Any Market that Develops in Our Stock will be Subject to the Penny Stock Restrictions

Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter markets which are commonly referred to as the "pink sheets" or on the OTCBB. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

SEC Rule 15g-9 establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

        o the basis on which the broker or dealer made the suitability determination, and

        o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There are Additional Risks Related to Any Trading Market That May Develop

There is no public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Consequently, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

The market price for our common stock, if publicly traded, is likely to be highly volatile and subject to wide fluctuations in response to factors, many of which are beyond our control, including the following:

        o       actual or anticipated variations in quarterly operating results;

        o announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

        o       additions or departures of key personnel;

        o       sales or issuances of additional shares of common stock;

        o any adverse news regarding the performance of our contract employees; and

        o       potential litigation or regulatory matters.

The market prices of the securities of microcap companies have been especially volatile. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. A stockholder lawsuit could result in substantial costs and a diversion of management's attention and resources and would adversely affect our stock price.

If a Market Ever Develops for Our Stock, Prices May be Adversely Affected by Sales Under Rule 144.

The sale or availability for sale of a substantial number of shares of our common stock in the public market pursuant to Rule 144 under the Securities Act of 1933 or otherwise, could materially adversely affect the market price of the common stock and could impair the company's ability to raise additional capital through the public or private sale of its securities. All of the 17,765,650 shares of common stock currently held by our existing shareholders are "restricted securities," as that term is defined in Rule 144 and may, under certain circumstances, be sold without registration under the Securities Act of 1933. The availability of Rule 144 to the holders of our restricted securities would be conditioned on, among other factors, the availability of certain public information concerning us. "Restricted Securities" as referred to herein may be principally defined as indicated in the Securities Act of 1933, Rule 144(a)(3) "Definitions":

"Securities acquired directly or indirectly from the issuer, or from an affiliate of the issuer, in a transaction or chain of transactions not involving any public offering."

Strong has 100,000,000 authorized shares of common stock, of which 17,765,650 are issued and outstanding as of December 31, 2003. Accordingly, the board of directors, without stockholder approval, could issue up to an additional 82,234,350 shares of common stock upon whatever terms it determines, to whomever it determines, including persons or entities that would help its present management.

All of the outstanding shares of common stock held by present stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended and as defined above in the previous Risk Factor.

As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company's outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to Company shareholders being that neither the OTCBB or pink sheets is an "automated quotation system" and, accordingly, market based volume limitations are not available for securities quoted only over the OTCBB or on the pinksheets. As a result of revisions to Rule 144 which became effective on or about April 29, 1997, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who is not an officer, director or control person of the Company) after the restricted securities have been held by the owner for a period of two years. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registrations of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop. The 17,765,650 shares of common stock outstanding were issued on February 4, 2003 and, accordingly, will not be available for re-sale pursuant to Rule 144 until at least February 4, 2004 assuming this prospectus is effective and the Company is current with respect to its 1934 Act reporting requirements.

Of the 17,765,650 shares outstanding 3,065,650 are being registered hereunder by Selling Securityholders including 300,000 of the 15,000,000 shares owned by the Company's President.

You Should Also Consider State Securities (Blue Sky) Laws and the Possibility that they may Adversely Affect Your ability to Sell Our Shares.

Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors should consider any secondary market for the Company's securities to be a limited one

Of the 17,765,650 shares outstanding, 3,065,650 are being registered hereunder by Selling Securityholders, including 300,000 of the 15,000,000 shares owned by the Company's President.

For all of the foregoing reasons and others set forth herein, an investment in the Company's securities in any market which may develop in the future involves a high degree of risk.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders. We are registering 3,065,650 of the currently outstanding 17,765,650 shares for resale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.


                             SELLING SECURITYHOLDERS

The shares offered under this prospectus may be sold from time to time for the account of the selling stockholders named in the following table. The table also contains information regarding each selling stockholder's beneficial ownership of shares of our common stock as of January 19, 2004, and as adjusted to give effect to the sale of the shares offered hereunder.

                                  Current Shares of All
Stockholders                        Other Shareholders      All Shares
------------                        ------------------      ----------
Richard Armstrong                        15,000,000         14,700,000
Laura A. Smith                                  300                  0
Maureen E. Hart                                 300                  0
Angie Hinson Perry                              350                  0
Donna L. Honaker                                400                  0
Heidi K. Klyken                                 400                  0
Janet W. Bilodeau                               400                  0
Leigh K. Walser                                 400                  0
Lynn G. Young                                   400                  0
Nicki S. Waida                                  400                  0
Ronald J. LeBeau                                500                  0
Chris Brazzell                                  600                  0
Milton P. Smith                                 600                  0
Scott Waida                                     600                  0
Oliver Bennett James, Jr.                       700                  0
Frank W. Hart                                   800                  0
Gerald Hollingsworth                            800                  0
Marvin James Perry, Jr.                         800                  0
Robert W. Young                                 900                  0
Chuck Honaker                                 1,000                  0
Danny Joseph Phelan                           1,000                  0
David Walser                                  1,000                  0
Fred B. Kanos                                 1,000                  0

Per Klyken                                    1,000                  0
Victor L. Bilodeau                            1,000                  0
Stacy Gilfry                                500,000                  0
Brigette Armstrong                          750,000                  0
Christopher Armstrong                       750,000                  0
Heather Roberts                             750,000                  0

                                 DIVIDEND POLICY

We have never paid a cash dividend on our common stock and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our Board of Directors, in its discretion, may consider relevant.

                              MARKET FOR SECURITIES

There is no market for our common stock and no market may ever develop. While we will seek to obtain a market maker after the effective date of this prospectus to apply for the inclusion of our common stock in the OTCBB or the Over the Counter "Pink Sheets" maintained by the National Quotation Bureau, we may not be successful in our efforts and owners of our common stock may not have a market in which to sell the same. Even if the common stock were quoted in a market, there may never be substantial activity in such market, if there is substantial activity, such activity may not be maintained, and no prediction can be made as to what prices may prevail in such market.

                             SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus.

Balance Sheet Data:

                                           As of                   As of
                                       June 30, 2003          December 31, 2003
                                                                 (Unaudited)

Assets                                  $     0                  $       61

Liabilities (due to officer)            $     357                $    8,027

Common Stock
17,765,650 shares                       $  17,776                $   17,776
Accumulated Deficit                     $ (18,093)               $  (25,732)

Total Stockholder Deficit               $    (357)               $   (7,966)

Statement of Operations Data:

                                                              For the Six Months Ended
                                     From inception February      December 31, 2003          From inception
                                    4, 2003 to June 30, 2003        (Unaudited)           February 4, 2003 to
                                                                                          December 31, 2003

General and Administrative Expenses       $ 18,093                    $ 7,639                   $ 25,732
                                           -------                    -------                   -------

NET LOSS                                  $(18,093)                   $(7,639)                  $(25,732)

Basic and Diluted Loss per Share          $  (0.00)                   $ (0.00)                  $  (0.00)

Weighted average number of shares        17,765,650                 17,765,650                 17,765,650
outstanding



            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We were organized in February 2003 and have not commenced significant operations or recognized any revenue.

We will seek to leverage our president's experience as a consulting and project engineer for large companies into a client base of companies to engage us to fill their needs for engineering professionals. We may fail in our efforts to accomplish this. The extent of operations over the next 12 months will be determined by the number of engagements that we obtain, if any, and the quantity of engineering professionals that our engagements request that we provide.

As a result, we cannot predict what our level of activity will be over the next 12 months because we do not know how many, if any, client engagements we will obtain or how large each might be. We will not incur any cash obligations that we cannot satisfy with known resources of which there are currently none except as hereinafter indicated. Our president will provide his services at no cost until we can generate revenues and will advance a limited amount of funds to cover costs incurred such as telephone costs and professional fees. These funds are not expected to exceed $50,000 and will be treated as loans which will be repaid when we have the financial resources to do so. We will not commit to any cash obligations that we cannot pay from known resources. We will undertake more activities if we obtain funding or complete engagements. If we do not obtain any funding, we will not undertake any activities that require cash that we do not have. Thus, we will continue in business for 12 months even if we receive no outside funding.

Liquidity

We do not have any credit facilities or other commitments for debt or equity financing. No assurances can be given that advances, when needed, will be available. We do not believe that we need funding to cover initial operations because we do not have a capital intensive business plan. We will use funding, if obtained, to cover the salary of our founder and to pay for marketing materials and proposal efforts. We currently have no formal salary arrangements with Mr. Richard Armstrong. While no annual salary or length of employment has been determined to date, we anticipate providing an annual salary not to exceed $100,000 commencing with the successful completion of an engagement. The salary will be paid out of revenues, if any, or accrued if sufficient cash is not available to make payments. We may seek venture or private capital upon the effectiveness of this registration statement. Such funding, which is not expected to exceed $250,000, will, if obtained, be used to equip our office and for marketing.

However, we will endeavor to commence operations and seek client engagements even if no funding is obtained. The private capital will be sought from former business associates of our founder or private investors referred to us by those associates. To date, we have not sought any funding source and have not authorized any person or entity to seek out funding on our behalf.

To meet commitments that are greater than 12 months in the future, we will have to obtain client engagements in sufficient number and at sufficient levels of profitability. There does not currently appear to be any other viable source of long-term financing except that management may consider various sources of debt and/or equity financing if same can be obtained on terms deemed reasonable to management.

Recent Accounting Pronouncements

No new pronouncement issued by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or the Securities and Exchange Commission is expected to have a material impact on Strong's financial position or reported results of operations.

                                    BUSINESS

We were incorporated in the state of Delaware on February 4, 2003 and have not yet commenced significant operations.

We intend to engage in the business of providing personnel to industry as a supplier of outsourcing service personnel. Our outsourcing activities will focus on supplying skilled workers and engineering professionals primarily to business and industry on a temporary basis. We will concentrate our efforts in the petro-chemical, pharmaceutical and nuclear power industries.

All independent contractors on assignment to our clients will be on our payroll only during the periods of their assignments. We will enter into agreements with our independent contractors providing that their employment is continued after completion of an assignment only if another suitable assignment is available.

Proposed Outsourcing Services

The outsourcing services that we intend to provide will be engineering personnel, including designers, draftsmen and technicians, on a project basis. Recruitment and assignment of these personnel will be conducted by telephone and internet through our South Carolina office. We anticipate that a client that has an in-house engineering department will be able to supplement its permanent staff in a particular skill or for a specific project by utilizing engineering and technical personnel provided by the Company to implement the client's design and programs. We will seek to provide our clients with several candidates for interview before an assignment is made. The work will be performed at the client's facility under the client's supervision. We will not be either an independent consultant or an engineer of record. The client will be charged at an hourly rate that comprises the direct labor rate of the personnel provided as well as associated costs (such as fringe benefits and payroll taxes) and a mark-up to cover our overhead and profit. Management believes that there are many engineers and technical personnel who choose to work on temporary assignments rather than hold permanent positions because of the opportunity to work on diverse projects and to choose times of employment. While they are not guaranteed steady employment, are not eligible for promotion and receive lesser fringe benefits than their full-time counterparts, such persons frequently are compensated at higher rates than full-time personnel with similar backgrounds and experience and have a greater opportunity for overtime compensation.

The use by clients of outsourcing services personnel provided by us will allows them to hire only such permanent employees as are required for their regular work loads. Clients thus should be able to shift to us the cost and inconvenience associated with the employment of such personnel, including advertising, interviewing, screening, testing, training, fringe benefits, record keeping, payroll taxes and insurance. Management believes that we will be able to absorb such costs more effectively than our clients because our independent contractors, once recruited, will be assigned to a succession of positions with different clients or enter into contracts that provide that they are only our independent contractors for the length of their assignment.

Personnel Assignment and Recruitment

We will maintain a computerized data base of information on potential independent contractors. The data base is intended to contain information on engineering services personnel classified by skill, residence, experience and current availability for assignment. When called upon to fill an assignment, we will match the client's specifications with the information in the data base on these potential independent contractors. We anticipate that the ability to update, expand and rapidly access the data base will be important to our success in our engineering services operation because of the diversity of skills involved.

We will recruit personnel through advertisements in trade journals and through referrals by current and past employees and/or our current stockholders as well as through a web site we intend to establish. Many of our independent contractors will not work exclusively for us. Compensation and location of the assignment will be principal factors considered by such personnel when choosing from competing assignments. The Company considers its proposed pay scale to be competitive.

Competition

We will face intense competition from a large number of local and regional firms as well as national firms. The Company will compete with these firms for potential independent contractors as well as for clients. Many of the regional firms and all of the national firms with which it will compete are substantially larger and possess substantially greater operating, financial and personnel resources than us. We will compete primarily on the basis of price, quality and reliability of service.

Employees

As of December 31, 2003, our only employee was our President who currently serves on a part-time basis. We do not anticipate entering into any collective bargaining agreements.

Strategy

We believe that many companies require engineers and draftsmen for short to mid
- term periods (less than a year) and are willing to pay a substantial premium to out-source those professionals through a third party provider with a reputation for providing quality professionals rather than seeking individual professionals directly on either a consulting or employee basis. We will use our founder/president's contact base to identify initial clients. Our president, who is currently our sole employee, has more than 15 years of experience in senior engineering positions and has been an engineering consultant to such large entities as IBM, DuPont and Fluor. Our president has also served as a consulting engineer for over a dozen other entities. In the course of these endeavors, our president has made personal contacts which he believes will give the Company an entree for its services. We will approach those contacts by telephone, letter and face to face meetings in order to obtain potential consultant placements.

Initially, the independent consultants will be individuals or groups with whom our president is familiar or with whom our president has undertaken projects in the past as an engineering consultant. If we obtain significant numbers of engagements, we anticipate increasing our base of consultants. The purpose of using outside consultants is to have access to skilled professionals on an "as needed" basis without incurring fixed costs.

Description of Property

Our Company currently maintains its executive offices at 303 Church Street, Rock Hill, South Carolina 29730 a warehouse facility leased by our President and currently utilized by the Company on a rent-free basis until May 2004. Commencing May 2004, our Company is obligated to pay $315 per month which rental charges increase to $630 per month commencing November 2004 on a month-to-month basis.

Litigation

We are not party to any pending, or to our knowledge, threatened litigation of any type.

Directors, Executive Officers, Promoters and Control Persons

Our management consists of:

Name                       Age     Titles

Richard Armstrong          50       Director, President, Chief Executive Officer
                                    and Chairman
David Martin Walser        47      Vice-President, Secretary and Chief Financial
                                   Officer


Richard L. Armstrong: Founded us in 2003. Richard L. Armstrong has been an independent consulting and contract engineer since 1979. He has degrees in Civil Technology, Electrical Technology, Chemical Engineering and Pnuematics and Hydraulics. He has worked in project/construction management, project design start-up and commissioning of scrubber systems and other engineering projects. Since 1998 he has been a contract employee of Bowater Pulp and Paper in Catawba, South Carolina working on various paper manufacturing projects. From 1996 to 1998 he worked, as a contracted engineer for Phillip Morris on electrical controls for processing lines. From 1994 to 1996 he was a senior electrical engineer at BF Goodrich.

David Martin Walser: Became Vice President, Secretary and CFO in April 2003. He holds a BS/BA in accounting from East Carolina University and since 1984 has been cost/capital projects administrator for Bowater Carolina Company, a privately held company.

Committees of the Board of Directors

Mr. Armstrong is currently our only director. Concurrent with having sufficient members and resources, the Board of Directors will establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage the stock option plan and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees.

All directors will be reimbursed by Strong for any expenses incurred in attending directors' meetings provided that Strong has the resources to pay these fees. Strong will consider applying for officers and directors liability insurance at such time when it has the resources to do so.

Stock Option Plan

Pursuant to December 13, 2003 Board of Directors' approval and subsequent stockholder approval, Strong adopted its 2003 Non-Statutory Stock Option Plan (the "Plan") whereby it reserved for issuance up to 2,500,000 shares of its common stock. The Company intends to file a Registration Statement on Form S-8 so as to register those 2,500,000 shares of common stock underlying the aforesaid options, once it is eligible to do so, i.e., once the Company is subject to the 1934 Act Reporting Requirements and has filed all required reports during the preceding 12 months or such shorter period of time as required.

Management has not issued any of the aforesaid options, but may do so in the future to those persons whom it considers to be important to its business activities.

As described, the Board of Directors, on December 13, 2003, adopted the Plan so as to provide a long-term incentive for employees, non-employee directors, consultants, attorneys and advisors of the Company and its subsidiaries, if any. The Board of Directors believes that the Company's policy of granting stock options to such persons will continue to provide it with a critical advantage in attracting and retaining qualified candidates. In addition, the Plan is intended to provide the Company with maximum flexibility to compensate plan participants. It is expected that such flexibility will be an integral part of the Company's policy to encourage employees, non-employee directors, consultants, attorneys and advisors to focus on the long-term growth of stockholder value. The Board of Directors believes that important advantages to the Company are gained by an option program such as the Plan which includes incentives for motivating employees of the Company, while at the same time promoting a closer identity of interest between employees, non-employee directors, consultants, attorneys and advisors on the one hand, and the stockholders on the other.

The principal terms of the Plan are summarized below, however it is not intended to be a complete description thereof and such summary is qualified in its entirety by the actual text of the Plan filed as an exhibit to this Registration Statement.

Summary Description of the Strong Technical Inc. 2003 Non-Statutory Stock Option Plan

The purpose of the Plan is to provide directors, officers and employees of, consultants, attorneys and advisors to the Company and its subsidiaries, if any, with additional incentives by increasing their ownership interest in the Company. Directors, officers and other employees of the Company and its subsidiaries, if any, are eligible to participate in the Plan. Options in the form of Non-Statutory Stock Options ("NSO") may also be granted to directors who are not employed by the Company and consultants, attorneys and advisors to the Company providing valuable services to the Company. In addition, individuals who have agreed to become an employee of, director of or an attorney, consultant or advisor to the Company and/or its subsidiaries, if any, are eligible for option grants, conditional in each case on actual employment, directorship or attorney, advisor and/or consultant status. The Plan provides for the issuance of NSO's only, which are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, as amended.

The Board of Directors of the Company or a compensation committee (once established) will administer the Plan with the discretion generally to determine the terms of any option grant, including the number of option shares, exercise price, term, vesting schedule and the post-termination exercise period. Notwithstanding this discretion (i) the term of any option may not exceed 10 years and (ii) an option will terminate as follows: (a) if such termination is on account of termination of employment for any reason other than death, without cause, such options shall terminate one year thereafter; (b) if such termination is on account of death, such options shall terminate 15 months thereafter; and
(c) if such termination is for cause (as determined by the Board of Directors and/or compensation committee), such options shall terminate immediately. Unless otherwise determined by the Board of Directors or compensation committee, the exercise price per share of common stock subject to an option shall be equal to no less than 10% of the fair market value of the common stock on the date such option is granted. No NSO shall be assignable or otherwise transferable except by will or the laws of descent and distribution or except as permitted in accordance with SEC Release No.33-7646 as effective April 7, 1999.

The Plan may be amended, altered, suspended, discontinued or terminated by the Board of Directors without further stockholder approval, unless such approval is required by law or regulation or under the rules of the stock exchange or automated quotation system on which the common stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the Plan or broaden eligibility except that no amendment or alteration to the Plan shall be made without the approval of stockholders which would:


        o decrease the NSO price (except as provided in paragraph 9 of the Plan) or change the classes of persons eligible to participate in the Plan, or

        o extend the NSO period, or

        o materially increase the benefits accruing to Plan participants, or

        o materially modify Plan participation eligibility requirements, or

        o extend the expiration date of the Plan.

Unless otherwise indicated the Plan will remain in effect until terminated by the Board of Directors.

Executive Compensation

No officer, director or employee has received or accrued any compensation to date, and no director, officer or employee has a contract or commitment to receive annual compensation in excess of $100,000. Each officer and director will be paid a negotiated percentage of profits for the events that they arrange. They will receive no other compensation from us until we are operating profitably.

                             PRINCIPAL SHAREHOLDERS

As of December 31, 2003, we had 17,765,650 shares of common stock outstanding which are held by 29 shareholders. The chart below sets forth the ownership, or claimed ownership, of certain individuals and entities. This chart discloses those persons known by the Board of Directors to have, or to claim to have, beneficial ownership of more than 5% of the outstanding shares of our common stock as of December 31, 2003; of all directors and executive officers of the company; and of our directors and officers as a group.


Name and Address of                  Number of Shares
Beneficial Owner 1                  Beneficially Owned 2      Percent of Class
---------------------------------   --------------------     -------------------
Richard Armstrong                      15,000,000 3                 84.43%

David Martin Walser                              0                      0%

Officers and Directors as a group
(2 persons)                            15,000,000 3                 84.43%


1 The address for each person is 303 Church Street, Rock Hill, South Carolina 29730 (our office).

2 Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of the Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date indicated above upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date indicated above, have been exercised.

3 Exclusive of an aggregate of 2,250,000 shares owned by 3 of the adult sons and daughters of the Company's President (750,000 shares each). The Company's President disclaims any beneficial interest in, or control over such 2,250,000 shares other than that which may be attributed to him by operation of law.

                              CERTAIN TRANSACTIONS

Upon our organization in February 2003, we issued 17,765,650 shares of our common stock to our present shareholders for a total of $17,765.65 or $.001 per share (the par value of the shares). Of the aforesaid 17,765,650 shares,

2,750,000 shares were issued for services rendered and valued at $2,750 while the balance of 15,015,650 shares were sold for a cash consideration of $15,015.65 . Mr. Armstrong, our sole director and president purchased 15,000,000 of these shares at $.001 or $15,000.00. The certificates issued to these stockholders bear a restrictive legend, and stop transfer instructions are noted on our record. No underwriter participated in the foregoing transaction, and no underwriting discounts or commissions were paid to anyone.

Our offices are located at 303 Church Street, Rock Hill, South Carolina 29730 a warehouse facility leased by our President and currently utilized by the Company on a rent-free basis until May 2004. Commencing May 2004, our Company is obligated to pay $315 per month which rental charges increase to $630 per month commencing November 2004 on a month-to-month basis.

                          DESCRIPTION OF CAPITAL STOCK

Introduction

We are authorized to issue 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock with designations, rights and preferences to be determined from time to time by our Board of Directors. No shares of preferred stock have been designated, issued or are outstanding. However, the authorization in our certificate of incorporation results in our Board of Directors being empowered, without stockholder approval, to issue shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Common Stock

There are 17,765,650 shares of our common stock issued and outstanding at December 31, 2003, which shares are held by twenty nine shareholders. The holders of our common stock:

        o have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the Board of Directors;

        o are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

        o do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

        o are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

Authorized but Un-issued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the Nasdaq, which would apply only if our common stock were listed on the Nasdaq, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock, including in connection with a change of control of Strong, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

No Preemptive Rights

No holder of our common stock has any preemptive right to subscribe to any of our securities of any kind or class.

Shareholder Matters

As a Delaware corporation, we are subject to the Delaware Revised Statutes ("NRS" or "Delaware law"). Certain provisions of Delaware law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Dissenters' Rights. Among the rights granted under Delaware law which might be considered material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see Delaware Revised Statutes ("NRS") 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Delaware law or by the terms of the articles of incorporation.

A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

        o     listed on a national securities exchange,

        o included in the national market system by the National Association of Securities Dealers, or

        o     held of record by not less than 2,000 holders.


This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the Articles of Incorporation (our Certificate of Incorporation does not so provide) or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner's interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights. Delaware law also specifies that shareholders are to have the right to inspect company records (see NRS 78.105). This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of our outstanding shares. Shareholders having this right are to be granted inspection rights upon five days' written notice. The records covered by this right include official copies of:

        o        the articles of incorporation, and all amendments thereto,

        o        bylaws and all amendments thereto; and

        o a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Delaware law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Control Share Acquisitions. Sections 78.378 to 78.3793 of Delaware law contain provisions that may prevent any person acquiring a controlling interest in a Delaware-registered company from exercising voting rights. To the extent that these rights support the voting power of minority shareholders, these rights may also be deemed material. These provisions will be applicable to us as soon as we have 200 shareholders of record with at least 100 of these having addresses in Delaware as reflected on our stock ledger. While we do not yet have the required number of shareholders in Delaware or elsewhere, it is possible that at some future point we will reach these numbers and, accordingly, these provisions will become applicable. We do not intend to notify shareholders when we have reached the number of shareholders specified under these provisions of Delaware law. Shareholders can learn this information pursuant to the inspection rights described above and can see the approximate number of our shareholders by checking under Item 5 of our annual reports on Form 10-KSB. This form is filed with the Securities and Exchange Commission within 90 days of the close of each fiscal year hereafter. You can view these and our other filings at www.sec.gov in the "EDGAR" database.

Under NRS Sections 78.378 to 78.3793, an acquiring person who acquires a controlling interest in company shares may not exercise voting rights on any of these shares unless these voting rights are granted by a majority vote of our disinterested shareholders at a special shareholders' meeting held upon the request and at the expense of the acquiring person. If the acquiring person's shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote for authorizing voting rights for the control shares, is entitled to demand payment for the fair value of their shares, and we must comply with the demand. An "acquiring person" means any person who, individually or acting with others, acquires or offers to acquire, directly or indirectly, a controlling interest in our shares. Voting rights must be given by a majority of our disinterested shareholders as each threshold is reached or exceeded. "Control shares" means the company's outstanding voting shares that an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person becomes an acquiring person.

These Delaware statutes do not apply if a company's articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that these provisions do not apply.

According to NRS 78.378, the provisions referred to above will not restrict our directors from taking action to protect the interests of our Company and its shareholders, including without limitation, adopting or executing plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power. Likewise, these provisions do not prevent directors or shareholders from including stricter requirements in our articles of incorporation or bylaws relating to the acquisition of a controlling interest in the Company.

Our articles of incorporation and bylaws do not exclude us from the restrictions imposed by NRS 78.378 to 78.3793, nor do they impose any more stringent requirements.

Certain Business Combinations. Sections 78.411 to 78.444 of the Delaware law may restrict our ability to engage in a wide variety of transactions with an "interested shareholder." As was discussed above in connection with NRS 78.378 to 78.3793, these provisions could be considered material to our shareholders, particularly to minority shareholders. They might also have the effect of delaying or making more difficult acquisitions of our stock or changes in our control. These sections of NRS are applicable to any Delaware company with 200 or more stockholders of record and that has a class of securities registered under Section 12 of the 1934 Securities Exchange Act, unless the company's articles of incorporation provide otherwise. By this prospectus we will become subject to the Exchange Act and we will be subject to these statutes as our Articles of Incorporation do not exempt us from them.

These provisions of Delaware law prohibit us from engaging in any "combination" with an interested stockholder for three years after the interested stockholder acquired the shares that cause him to become an interested shareholder, unless he had prior approval of our Board of Directors. The term "combination" is described in NRS 78.416 and includes, among other things, mergers, sales or purchases of assets, and issuances or reclassifications of securities. If the combination did not have prior approval, the interested shareholder may proceed after the three-year period only if the shareholder receives approval from a majority of our disinterested shares or the offer meets the requirements for fairness that are specified in NRS 78.441-42. For the above provisions, "resident domestic corporation" means a Delaware corporation that has 200 or more shareholders. An "interested stockholder" is defined in NSR 78.423 as someone who is either:

        o the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding voting shares; or


        o our affiliate or associate and who within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding shares at that time.

Directors' Duties. Section 78.138 of the Delaware law allows our directors and officers, in exercising their powers to further our interests, to consider the interests of our employees, suppliers, creditors and customers. They can also consider the economy of the state and the nation, the interests of the community and of society and our long-term and short-term interests and shareholders interest, including the possibility that these interests may be best served by our continued independence. Our directors may resist a change or potential change in control if they, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in our best interest. Our Board of Directors may consider these interests or have reasonable grounds to believe that, within a reasonable time, any debt which might be created as a result of the change in control would cause our assets to be less than our liabilities, render us insolvent, or cause us to file for bankruptcy protection

Amendments to Bylaws. Our articles of incorporation provide that the power to adopt, alter, amend, or repeal our bylaws is vested exclusively with the Board of Directors. In exercising this discretion, our Board of Directors could conceivably alter our bylaws in ways that would affect the rights of our shareholders and the ability of any shareholder or group to effect a change in our control; however, the board would not have the right to do so in a way that would violate law or the applicable terms of our articles of incorporation.

Transfer Agent

The Transfer Agent for our common stock is North American Transfer located at 147 West Merrick Road, Freeport, New York 11520, telephone number 516-379-8501.

                              PLAN OF DISTRIBUTION

The selling stockholders may offer the shares at various times in one or more of the following transactions:

        o        on any market that might develop;

        o        in transactions other than market transactions;

        o        by pledge to secure debts or other obligations;

        o (if a market should develop) in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

        o purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

        o        in a combination of any of the above.

The selling stockholders may sell shares at market prices then prevailing (if a market develops), at prices related to prevailing market prices, at negotiated prices or at fixed prices.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

The selling stockholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents.

The selling stockholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

We will pay all expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also agreed to indemnify the selling stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

This offering will terminate on the earlier of (a) the date on which the shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act or (b) the date on which all shares offered by this prospectus have been sold by the selling stockholders.

                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Gary B. Wolff, P.C. New York, New York.

                                     EXPERTS

The financial statements of Strong Technical Inc. as of June 30, 2003 and for period from February 4, 2003 (inception) to June 30, 2003 included in this prospectus have been audited by Sherb & Co, LLP independent auditors and have been so included in reliance upon the report of Sherb & Co, LLP given on the authority of such firm as experts in accounting and auditing.

                          UNAUDITED INTERIM STATEMENTS

The information for the interim period ended December 31, 2003 is unaudited, however it includes all adjustments considered necessary for a fair presentation of the results.


                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

We will file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N. W., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov."

You may request, and we will provide, a copy of our filings, at no cost to you, by writing or telephoning us at the following address:

Strong Technical Inc.
303 Church Street
Rock Hill, South Carolina 29730
(803) 230-8487

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

The information contained in this prospectus is correct only as of the date set forth on the cover page, regardless of the time of the delivery of this prospectus.

Until ________ , 2004 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

17,765,650 Shares
STRONG TECHNICAL, INC
Common Stock
PROSPECTUS
January      , 2004

                          INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report.............................................F-1

Balance Sheet at June 30, 2003...........................................F-2

Statement of Operations for the period February 4,
2003 (inception) to June 30, 2003........................................F-3

Statement of Changes in Stockholders' Deficit for
the period February 4, 2003 (inception) to June 30, 2003.................F-4

Statement of Cash Flows for the period February 4,
2003 (inception) to June 30, 2003........................................F-5

Notes to Financial Statements for the period February 4,
2003 (inception) to June 30, 2003....................................F-6 to F-8

Balance Sheet as of December 31, 2003 (unaudited)........................F-9

Statement of Operations for the six months ended December
31, 2003 and the period February 4, 2003 (inception)
to December 31, 2003 (unaudited).........................................F-10

Statement of Changes in Stockholders Deficit for
the period February 4, 2003 (inception) to December 31,
2003 (unaudited).........................................................F-11

Statement of Cash Flows for the six months ended December
31, 2003 and the period February 4, 2003 (inception)
to December 31, 2003 (unaudited).........................................F-12

Notes to Unaudited Financial Statements for the period
February 4, 2003 (inception) to December 31, 2003........................F-13

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders'
Strong Technical Inc.
(A Development Stage Enterprise)

We have audited the accompanying balance sheet of Strong Technical Inc. (A Development Stage Enterprise) as of June 30, 2003 and the related statements of operations, shareholders' deficit and cash flows for the period, February 4, 2003 (Inception) to June 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, the financial position of Strong Technical Inc. (A Development Stage Enterprise) as of June 30, 2003 and the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses and has a working capital deficiency as more fully described in Note 3. These issues among others raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                /s/Sherb & Co., LLP
                                                   ----------------------------
                                                   Sherb & Co., LLP
                                                   Certified Public Accountants

New York, New York
January 4, 2004

                              STRONG TECHNICAL INC.
                        (A Development Stage Enterprise)

                                  BALANCE SHEET

                                  JUNE 30, 2003

                                     ASSETS
                                     ------

ASSETS                                                 $   -
                                                        ------
TOTAL ASSETS                                           $   -
                                                        ======




                      LIABILITIES AND STOCKHOLDERS' DEFICIT
                      -------------------------------------


DUE TO OFFICER                                         $    327
                                                        -------
TOTAL LIABILITIES                                           327

STOCKHOLDERS' DEFICIT:
 Preferred stock, $.001 par value,
  10,000,000 shares authorized,
  no shares issued and outstanding                         -
 Common stock, $.001 par value,
  100,000,000 shares authorized,
  17,765,650 shares issued and outstanding               17,766
 Deficit accumulated during the development stage       (18,093)
                                                        -------
TOTAL STOCKHOLDERS' DEFICIT                                (327)
                                                        -------
                                                       $   -
                                                        =======








    The accompanying notes are an integral part of the financial statements.

                              STRONG TECHNICAL INC.
                        (A Development Stage Enterprise)

                            STATEMENTS OF OPERATIONS

          FOR THE PERIOD FEBRUARY 4, 2003 (Inception) TO JUNE 30, 2003


GENERAL AND ADMINISTRATIVE                         $   18,093
                                                    ---------

NET LOSS                                           $  (18,093)
                                                    =========

Basic and diluted loss per share                   $    (0.00)
                                                    =========

Weighted average number of shares outstanding      17,765,650
                                                   ==========







    The accompanying notes are an integral part of the financial statements.

                              STRONG TECHNICAL INC.
                        (A Development Stage Enterprise)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT



                                                   Deficit
                                                 Accumulated
                             Common Stock        During the         Total
                          ------------------     Development     Stockholders'
                             Shares    Amount       Stage          Deficit
                            -------    ------   ------------    ---------------
Balance, February 4,
 2003 (Inception)              -       $   -       $    -          $     -

Issuance of common stock
 for services              2,750,000     2,750          -              2,750

Issuance of common stock
 for cash                 15,015,650    15,016          -             15,016

Net loss                       -           -         (18,093)        (18,093)
                          ----------    ------      ---------        -----------
Balance, June 30, 2003    17,765,650   $17,766     $ (18,093)      $    (327)
                          ==========    ======      =========        ===========




    The accompanying notes are an integral part of the financial statements.

                              STRONG TECHNICAL INC.
                        (A Development Stage Enterprise)

                             STATEMENT OF CASH FLOWS

          FOR THE PERIOD FEBRUARY 4, 2003 (Inception) TO JUNE 30, 2003


CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                   $  (18,093)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
   Issuance of common stock for services                         2,750
                                                             ----------
TOTAL ADJUSTMENTS                                                2,750

NET CASH USED IN OPERATING ACTIVITIES                          (15,343)
                                                             ----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Increase in due to officer                                        327
 Common stock issued for cash                                   15,016
                                                             ----------
NET CASH FROM FINANCE OPERATING ACTIVITIES                      15,343
                                                             ----------
NET INCREASE (DECREASE) IN CASH                                   -

CASH, BEGINNING OF PERIOD                                         -
                                                             ----------
CASH, END OF PERIOD                                         $     -
                                                             ==========




    The accompanying notes are an integral part of the financial statements.

                              STRONG TECHNICAL INC.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

               FROM FEBRUARY 4, 2003 (INCEPTION) TO JUNE 30, 2003




1.       DESCRIPTION OF BUSINESS

                  On February 4, 2003 Strong Technical, Inc. (the "Company") was incorporated in the state of Delaware. The Company intends to engage in the business of providing people to industry as a supplier of outsourcing service personnel. The Company's outsourcing activities will focus on supplying skilled workers and engineering professionals primarily to business and industry on a temporary basis, concentrating on the petro-chemical, pharmaceutical and nuclear power industries.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A. Basis of Presentation - The Company has no established sources of revenues and as such this raises substantial doubt about the Company's ability to continue as a going concern. The continued existence is dependent upon the Company's ability to generate revenue from operations or to seek additional sources of financing.

                  There are no assurances that the Company can develop sources of revenues or obtain additional financing that may be required. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

         B. Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

         C. Cash - The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

         D. Loss per common share - Net loss per common share is based on the weighted average number of shares outstanding.

         E. Income taxes - The Company follows Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         F. New Accounting Pronouncements - In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The Company believes the adoption of SFAS 150 will have no significant impact on its financial statements. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities.


3.       GOING CONCERN

         The accompanying financial statements have been prepared on a going-concern basis, which presumes that the Company will be able to continue to meet its obligations and realize its assets in the normal course of business.

         As shown in the accompanying financial statements, the Company has a history of losses with an accumulated deficit of $18,093 at June 30, 2003 and, as of that date, a working capital deficiency of $327. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to ultimately attain profitable operations, generate sufficient cash flow to meet its obligations, and obtain additional financing as may be required.

         The Company was organized in February 2003 and has not commenced operations or recognized any revenue.

         The Company does not have any credit facilities or other commitments for debt or equity financing. No assurances can be given that advances, when needed, will be available.

         The Company will endeavor to commence operations and seek client engagements even if no funding is obtained. The private capital will be sought from former business associates of the Company's founder or private investors referred to the Company by those associates. To date, the Company has not sought any funding source and has not authorized any person or entity to seek out funding on its behalf.

         To meet commitments that are greater than 12 months in the future, the Company will have to obtain client engagements in sufficient number and at sufficient levels of profitability. There does not currently appear to be any other viable source of long-term financing except that management may consider various sources of debt and/or equity financing if same can be obtained on terms deemed reasonable to management.


4.       STOCKHOLDERS' DEFICIT

                  During the fiscal year ended June 30, 2003, the Company issued 2,750,000 shares of common stock at a par value of $.001 for services. The Company issued an additional 15,015,650 shares for $15,016.

5.       DUE TO OFFICER

                  An officer of the Company has advanced monies to cover certain expenses. These amounts are non-interest bearing and are due on demand.

6.       SUBSEQUENT EVENTS

                  Pursuant to December 13, 2003 board of directors approval and subsequent stockholder approval, the Company adopted its 2003 Non-Statutory Stock Option Plan (the "Plan") whereby it reserved for issuance up to 2,500,000 shares of its common stock. The Company intends to file a Registration Statement on Form S-8 so as to register those 2,500,000 shares of common stock underlying the aforesaid options.

                              STRONG TECHNICAL INC.
                        (A Development Stage Enterprise)

                                  BALANCE SHEET

                                DECEMBER 31, 2003

                                     ASSETS
                                     ------

CASH                                                   $    61
                                                        ------
TOTAL ASSETS                                           $    61
                                                        ======




                      LIABILITIES AND STOCKHOLDERS' DEFICIT
                      -------------------------------------


DUE TO OFFICER                                         $  8,027
                                                        -------
TOTAL LIABILITIES                                         8,027

STOCKHOLDERS' DEFICIT:
 Preferred stock, $.001 par value,
  10,000,000 shares authorized,
  no shares issued and outstanding                         -
 Common stock, $.001 par value,
  100,000,000 shares authorized,
  17,765,650 shares issued and outstanding               17,766
 Deficit accumulated during the development stage       (25,732)
                                                        -------
TOTAL STOCKHOLDERS' DEFICIT                              (7,966)
                                                        -------
                                                       $     61
                                                        =======








    The accompanying notes are an integral part of the financial statements.

                              STRONG TECHNICAL INC.
                        (A Development Stage Enterprise)

                            STATEMENTS OF OPERATIONS


                                                               For the Period
                                For the Six Months            February 4, 2003
                                     Ended                    (Inception) To
                                December 31, 2003            December 31, 2003
                                   (Unaudited)                  (Unaudited)
                                ------------------           ------------------


GENERAL AND ADMINISTRATIVE       $    7,639                   $     25,732
                                  ----------                   -------------

NET LOSS                         $   (7,639)                  $    (25,732)
                                  ==========                   =============


Basic and diluted loss
 per share                       $    (0.00)                  $      (0.00)
                                  ==========                   =============
Weighted average number of
 shares outstanding              17,765,650                     17,765,650
                                 ==========                    =============







    The accompanying notes are an integral part of the financial statements.

                              STRONG TECHNICAL INC.
                        (A Development Stage Enterprise)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT



                                                   Deficit
                                                 Accumulated
                             Common Stock        During the         Total
                          ------------------     Development     Stockholders'
                             Shares    Amount       Stage          Deficit
                            -------    ------   ------------    ---------------
Balance, February 4,
 2003 (Inception)              -       $   -       $    -          $     -

Issuance of common stock
 for services              2,750,000     2,750          -              2,750

Issuance of common stock
 for cash                 15,015,650    15,016          -             15,016

Net loss                       -           -         (18,093)        (18,093)
                          ----------    ------      ---------        -----------
Balance, June 30, 2003    17,765,650    17,766       (18,093)           (327)

Net loss                       -           -          (7,639)         (7,639)
                          ----------    ------      ---------        -----------
Balance, June 30, 2003
 (Unaudited)              17,765,650   $17,766     $ (25,732)      $  (7,966)
                          ==========    ======      =========        ===========




    The accompanying notes are an integral part of the financial statements.

                              STRONG TECHNICAL INC.
                        (A Development Stage Enterprise)

                             STATEMENT OF CASH FLOWS



                                                             For the Period
                                  For the Six Months        February 4, 2003
                                        Ended                (Inception) To
                                   December 31, 2003        December 31, 2003
                                     (Unaudited)                (Unaudited)
                                  ------------------        ------------------

CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss                           $   (7,639)               $   (25,732)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
   Issuance of common stock
   for services                           -                         2,750
                                     ----------                ------------
TOTAL ADJUSTMENTS                         -                         2,750
                                     ----------                ------------
NET CASH USED IN OPERATING
 ACTIVITIES                             (7,639)                   (22,982)
                                     ----------                ------------
CASH FLOWS FROM FINANCING
 ACTIVITIES
 Increase in due to officer              7,700                      8,027
 Common stock issued for cash             -                        15,016
                                     ----------                ------------
NET CASH FROM FINANCE OPERATING
 ACTIVITIES                              7,700                     23,043
                                     ----------                ------------
NET INCREASE IN CASH                        61                         61

CASH, BEGINNING OF PERIOD                 -                          -
                                     ----------                ------------
CASH, END OF PERIOD                 $       61                $        61
                                     ==========                ============




    The accompanying notes are an integral part of the financial statements.

                                      F-13
                              STRONG TECHNICAL INC.
                        (A Development Stage Enterprise)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                   FOR THE SIX MONTHS ENDED DECEMBER 31, 2003


1. BASIS OF PRESENTATION

          The accompanying financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position and the results of operations for the interim periods presented. Certain financial information which is normally included in financial statements prepared in accordance with generally accepted accounting principles, but which is not required for interim reporting purposes has been condensed or omitted.

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The Registrant is bearing all expenses in connection with this registration statement other than sales commissions, underwriting discounts and underwriter's expense allowances designated as such. Estimated expenses payable by the Registrant in connection with the registration and distribution of the Common Stock registered hereby are as follows:



SEC Registration fee                                        $     1.00
NASD Filing Fee                                             $   100.00
*Accounting fees and expenses                               $ 7,500.00
*Legal fees and expenses                                    $35,000.00

*Transfer Agent fees                                       $  3,500.00
*Blue Sky fees and expenses                                $  3,500.00
*Miscellaneous expenses                                    $  5,000.00
                                                           -----------

Total                                                       $54,601.00

* Indicates expenses that have been estimated for filing purposes.

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company has a provision in its charter, by-laws, or other contracts providing for indemnification of its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Since its inception on February 4, 2003, Registrant has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs:

1. In February 2003 the Registrant issued 2,750,000 shares of common stock at their par value of $.001 per share to four (4) persons for services valued at $2,750.

2. In February 2003 the Registrant issued 15,015,650 shares to 25 persons at their par value of $.001 per share in cash totaling $15,015.65.

Each transaction with Registrant was negotiated in face-to-face discussions between executives of Registrant and each investor. Registrant provided each such investor with business and financial information. Each such investor had the opportunity to ask questions of and receive answers from executive officers of Registrant and was provided with access to Registrant's documents and records in order to verify the information provided. Because of sophistication, education, business acumen, financial resources and position, each such investor had an equal or superior bargaining position in its dealings with Registrant. Each purchaser confirmed in writing that the securities were being acquired for investment and that the certificates evidencing the securities would bear a restrictive legend; such certificates do bear a restrictive legend. No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid.

The foregoing issuances and sales of securities were effected in reliance upon the exemption from registration provided by section 4(2) under the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS.

3.1      Certificate of Incorporation

3.2      By-Laws

4.1      Specimen of Certificate of Common Stock

5.1      Opinion of Gary B. Wolff, P.C.

10.1    2003 Non-Statutory Stock Option Plan

23.1     Consent of Sherb & Co., L.L.P.

23.2     Consent of Gary B. Wolff, P.C. (To be included in exhibit 5.1)


The exhibits are not part of the prospectus and will not be distributed with the prospectus.

 ITEM 28.         UNDERTAKINGS.

Subject to the terms and conditions of Section 15(d) of the Securities and Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission hereto before or hereafter duly adopted pursuant to authority conferred in that section.

The Registrant further undertakes:

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter

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

has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        i. Include any prospectus required by Section 10(a)(3) of the Securities Act;

        ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        iii.Include any additional or changed material information on the plan of distribution.

2. That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.






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



                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rock Hill, South Carolina, on the 21st day of January, 2004.



STRONG TECHNICAL INC.


/s/ Richard Armstrong
------------------------------------
By: Richard Armstrong, Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


Signature(s)             Title(s)                               Date


/s/ Richard Armstrong    Director (Principal Executive and      January 22, 2004
                         Financial Officer)
---------------------
Richard Armstrong


/s/David Walser          Director                               January 22, 2004
                         (Principal Accounting Officer)
---------------
David Walser


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                                TABLE OF CONTENTS


PROSPECTUS SUMMARY....................................................1

HIGH RISK FACTORS.....................................................2

USE OF PROCEEDS.......................................................10

SELLING SECURITYHOLDERS...............................................10

DIVIDEND POLICY.......................................................11

MARKET FOR SECURITIES.................................................11

SELECTED FINANCIAL DATA...............................................11

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.............12

CERTAIN TRANSACTIONS..................................................19

DESCRIPTION OF CAPITAL STOCK..........................................20

PLAN OF DISTRIBUTION..................................................24

LEGAL MATTERS.........................................................26

EXPERTS...............................................................26

UNAUDITED INTERIM STATEMENTS..........................................26

WHERE YOU CAN FIND MORE INFORMATION...................................26



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